Exhibit 10.3

RHYTHMONE EXECUTIVE SERVICE AGREEMENT

THIS EXECUTIVE SERVICE AGREEMENT (this “Agreement”) is entered into as of September 8, 2017 by and among Edward Reginelli (“Executive”), RHYTHMONE, LLC, a California limited liability company (the “Company”), and RHYTHMONE PLC, a public limited company incorporated under the laws of England and Wales (“Parent”), in order to provide an incentive for Executive’s continued dedication to the best interests of the Company and Parent. Certain capitalized terms used in this Agreement are defined in Section 1.

1. DEFINITIONS.

(a) “Cause” means one or more of the following:

(i) a willful, unauthorized use or disclosure by Executive of material confidential information or trade secrets of Parent or the Company, which use or disclosure causes material economic harm to Parent or the Company;

(ii) a continuing material breach by Executive of any written agreement between Executive and Parent or the Company after Executive has received a written demand for corrective action which describes the basis for non-compliance and provides Executive with 30 days to take corrective action;

(iii) Executive’s conviction of a felony under the laws of the United States or any State thereof;

(iv) the willful commission by Executive of any act of fraud, embezzlement or other crime of moral turpitude with respect to Parent or the Company;

(v) Executive’s intentional misconduct causing Parent or the Company substantial public disgrace or substantial disrepute or material economic harm;

(vi) a substantial, willful and repeated failure by Executive to perform duties reasonably directed by the Company’s Chief Executive Officer or Parent’s Board of Directors after receiving a written demand for performance which describes the basis for such willful failure and provides Executive with 30 days to take corrective action; or

(vii) a failure by Executive to cooperate in good faith with a governmental or internal investigation of Parent or the Company or either of its directors, officers, managers or employees, if Parent or the Company has requested Executive’s cooperation.

No act or omission to act shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of Parent or the Company.

(b) “Change in Control” means one or more of the following:

(i) The acquisition, by any Person (as defined below), directly or indirectly, of Beneficial Ownership (as defined below) of more than 50% of the then outstanding ordinary shares of Parent or voting securities representing more than 50% of the combined voting power of Parent’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that no Change of Control shall be deemed to have occurred as a result of an acquisition of ordinary shares or voting securities of Parent: (A) by Parent, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by Parent or any of its subsidiaries, or (B) by any other corporation or other entity with respect to which, following such acquisition, Persons who were Parent’s shareholders immediately prior to such acquisition retain Beneficial Ownership, in substantially the same proportions as their ownership immediately prior to such acquisition, of more than 50% of the outstanding shares of the ordinary shares, and voting securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity; or

(ii) The consummation of any merger or consolidation of Parent with any other corporation, other than a merger or consolidation which results in Persons who were Parent’s shareholders immediately prior to such merger or consolidation retaining Beneficial Ownership, in substantially the same proportions as their ownership immediately prior to such merger or consolidation, of more than 50% of the outstanding ordinary shares, and voting securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation; or

(iii) The consummation of any liquidation or dissolution of Parent or a sale or other disposition of all or substantially all of the assets of Parent.

For purposes of the foregoing: “Person” shall mean a natural person, company, trust or other corporate entity, and/or any government or agency. “Beneficial Ownership” shall mean (1) a person who enjoys the benefits of ownership even though title is in another name or entity, or (2) any individual or group of individuals that, either directly or indirectly, has the power to vote or influence any material transaction decisions regarding a specific security of Parent.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidance promulgated thereunder.

(d) “Good Reason” means one or more of the following:

(i) the Company adversely changes Executive’s title or materially reduces Executive’s responsibilities (including reporting responsibilities) inconsistent with the position Executive holds immediately prior to such change;

(ii) the Company causes Executive to report to a person other than the Board or the highest ranking officer of the Company;

(iii) a material reduction in Executive’s annual rate of base salary, unless the reduction is made as part of, and is consistent with, a broader and general reduction of senior executive salaries;

(iv) a relocation of Executive’s place of employment by more than 50 miles, in one or more steps, but only if such change, reduction or relocation is effected by the Company without Executive’s consent; or

(v) any material breach of this Agreement by the Company or Parent.

Executive’s resignation from employment shall not be considered for “Good Reason” unless Executive gives the Company written notice of the occurrence of a condition described in this Section 1(d) within ninety (90) days after such condition comes into existence, the Company fails to remedy such condition within thirty (30) days after receiving the Executive’s written notice, and Executive’s resignation becomes effective within six (6) months after such condition comes into existence.

(e) “Involuntary Termination” means either (i) the Company terminates Executive’s employment for a reason other than Cause, or (ii) Executive resigns from employment with the Company for Good Reason; provided that Involuntary Termination shall not include any termination of Executive’s employment as a result of Executive’s death or disability, or as a result of Executive’s voluntary termination of employment which is not a resignation for Good Reason.

(f) “Separation” means a “separation from service,” as defined under Section 409A of the Code.

2. EMPLOYMENT AT WILL.

Executive’s employment with the Company shall be “at will,” meaning that either Executive or the Company shall be entitled to terminate Executive’s employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company.

3. EQUITY AWARD ACCELERATION BENEFIT.

The provisions of this Section 3 are not intended to supersede any acceleration of vesting provisions provided for separately with respect to any Equity Awards.

(a) Acceleration of Equity Award Vesting. Upon or within three (3) months prior or twelve (12) months following a Change in Control, if Executive experiences an Involuntary Termination, subject to the Release requirement described in Section 5, the portion of each Equity Award held by Executive that remains unvested after operation of any existing vesting provisions in such Equity Award shall become vested in full.

For purposes of this Section 3(a), Executive’s “Equity Awards” shall consist of (a) ordinary shares of the capital stock of Parent (“Shares”), (b) options to acquire Shares, (c) units or other measures representing the right to receive Shares or the value (or appreciation in the value) thereof (such as share appreciation rights, restricted stock units, performance units or phantom shares), whether the vesting of any such Equity Awards is determined by reference to Executive’s service with the Company or the attainment of one or more performance goals. Executive’s unvested Equity Awards shall also be deemed to include any new, substituted or additional securities or other property to which Executive becomes entitled by reason of Executive’s ownership of unvested Equity Awards. Notwithstanding the foregoing, in the event of a Change in Control where (w) any Equity Awards do not remain outstanding following the Change in Control, (x) the Equity Awards are not assumed by the surviving corporation or its parent, (y) the surviving corporation or its parent does not substitute an equivalent award with substantially the same terms or (z) the full value of the Equity Award (whether or not exercisable) is not settled in cash or cash equivalents, then the Equity Awards held by Executive shall become fully and unconditionally vested, fully exercisable and fully transferable (except for transfer restrictions imposed by law) such that 100% of the portions of Executive’s Equity Awards then remaining unvested shall become vested in full.

4. CASH SEVERANCE BENEFITS.

(a) Qualifying Terminations. Severance benefits shall be provided under this Section 4 only if one of the following paragraphs applies (each, a “Qualifying Termination”):

(i) Change in Control and Involuntary Termination. Upon or within three (3) months prior or twelve (12) months following a Change in Control, Executive experiences an Involuntary Termination.

(ii) No Change in Control and Involuntary Termination. If Section 4(a)(i) does not apply and Executive experiences an Involuntary Termination.

(b) Severance Pay. Subject to the Release requirement described in Section 5:

(i) Upon a Qualifying Termination set out in Section 4(a)(i), Executive shall be entitled to receive a severance payment from the Company in an amount equal to twelve (12) months of Executive’s annual base salary (the “12-Month Severance Period”); and

(ii) Upon a Qualifying Termination set out in Section 4(a)(ii), Executive shall be entitled to receive a severance payment from the Company in an amount equal to six (6) months of Executive’s annual base salary (the “6-Month Severance Period”, and together with the 12-Month Severance Period, collectively, the “Severance Period”).

For purposes of this Section, Executive’s annual base salary shall be determined at the annual base salary rate in effect as of Executive’s termination of employment without giving effect to any reduction in such annual rate which would constitute “Good Reason.” The severance payment (less applicable tax and other authorized payroll deductions) shall be made in a lump sum cash payment on the Company’s first regular payroll date following both the effective date of the Release and Executive’s return of all mutually agreed upon Company property in Executive’s possession or control to the Company, but in no event later than March 15 of the calendar year following the calendar year of Executive’s Separation.

(c) Bonus. Upon a Qualifying Termination, but subject to the Release requirement described in Section 5, Executive shall be entitled to receive an additional severance payment from the Company in an amount equal to 100% of Executive’s target bonus for the fiscal year of Executive’s termination of employment, pro-rated for the portion of the bonus period served. Parent’s Remuneration Committee, in its sole discretion, shall have the discretion to waive the pro-ration of such amount or any applicable individual or Company/Parent performance condition such that the amount payable hereunder may be any amount greater than the amount otherwise provided for under this Section 4(c) up to 100% of Executive’s target bonus for the fiscal year of Executive’s termination of employment. This additional payment shall be made in a lump sum cash payment at the same time and in the same manner as provided in Section 4(b).

(d) Health Insurance. Upon a Qualifying Termination, but subject to the Release requirement described in Section 5, if Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Executive and, if applicable, Executive’s dependents following Executive’s Separation, then the Company shall reimburse Executive for the monthly premium under COBRA for Executive and, if applicable, Executive’s dependents (the “COBRA Premiums”) until the earliest of (i) completion of the applicable Severance Period, (ii) the expiration of Executive’s continuation coverage under COBRA or (iii) the date when Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010

Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of the applicable Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”). Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

5. RELEASE REQUIREMENT.

Benefits shall be provided under this Agreement only if Executive has executed a general release of all known and unknown claims that Executive may then have against the Company, Parent and their affiliates using the form attached hereto as Exhibit A and without making alterations not agreed to by the Company (the “Release”), and has agreed not to prosecute any legal action or other proceeding based on such claims. However, Executive shall not be required to release any claims that Executive may have against the Company arising under (i) any indemnification agreement between Executive and the Company, (ii) any rights to indemnification, advancement of expenses or repayment arising under the Company’s operating agreement or other charter document or the indemnification provisions of applicable State statutes, in each case as currently in effect or as subsequently amended, or (iii) any rights that may not be released as a matter of state or federal law. The Company shall deliver the completed Release to Executive within five (5) business days after Executive’s termination of employment with the Company. Executive shall execute and return the Release within the period set forth in Exhibit A, and the period for revocation, if any, of the Release must have lapsed without the Release having been revoked so that the Release becomes effective on or before the sixtieth (60th) day following the date of termination of Executive’s employment with the Company.

6. PARACHUTE PAYMENTS.

(a) Scope of Limitation. This Section 6 shall apply only if an independent accredited accounting firm selected by Executive (the “Accounting Firm”) determines that the after-tax value of all Payments (as defined below) to Executive, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to Executive (including the excise tax under Section 4999 of the Code), will be greater after the application of this Section 6 than it was before the application of this Section 6. If this Section 6 applies, it shall supersede any contrary provision of this Agreement.

(b) Basic Rule. In the event that the Accounting Firm determines that any payment or transfer by the Company to or for the benefit of Executive (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 6, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(c) Reduction of Payments. Any reduction under Subsection (b) above shall be applied first to Payments that constitute “deferred compensation” (within the meaning of Section 409A of the Code and the regulations thereunder). If there is more than one such Payment, then such reduction shall be applied on a pro rata basis to all such Payments. Subject to the foregoing rules, Executive may elect, in Executive’s sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of Executive’s election within 10 business days of receipt of notice. If no such election is made by Executive within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify Executive promptly of such election. For purposes of this Section 6, a present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Accounting Firm under this Section 6 shall be binding upon the Company and Executive and shall be made within 10 business days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of Executive such amounts as are then due to Executive and shall promptly pay or transfer to or for the benefit of Executive in the future such amounts as become due to Executive.

(d) Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to Executive that Executive shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of Executive, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

(e) Related Corporations. For purposes of this Section 6, the term “Company” shall include affiliated corporations to the extent determined by the Accounting Firm in accordance with Section 280G(d)(5) of the Code.

(f) Fees of Accounting Firm and Required Data. The Company shall pay all fees, expenses and other costs associated with retaining the Accounting Firm for the purposes described in this Section 6. The Company shall provide to the Accounting Firm all data in the Company’s possession or under its control that the Accounting Firm reasonably requires for the purposes described in this Section 6.

7. SUCCESSORS.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, reorganization, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time; provided that Executive may assign Executive’s rights hereunder pursuant to any property settlement resulting from the dissolution of Executive’s marriage on the condition that such rights shall be conditioned upon Executive’s performance of Executive’s obligations hereunder as if no such assignment had occurred.

8. ARBITRATION.

(a) Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement or the Release and any and ail claims arising from or relating to Executive’s employment with the Company, including (but not limited to) claims against any current or former employee, manager, director or agent of the Company, claims of wrongful termination, retaliation, discrimination or harassment (based on age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability, medical condition or another basis), breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, Equity Awards or bonuses, infliction of emotional distress or unfair business practices, or any tort or tort-like causes of action.

(b) Exceptions. The foregoing notwithstanding, the only claims that may be resolved in any appropriate forum (including courts of law) are (i) claims concerning workers’ compensation benefits and (ii) claims concerning unemployment insurance.

(c) Procedure. The arbitrator’s decision shall be written and shall include the essential findings and conclusions of fact and law that support the decision. The arbitrator’s decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. All disputes arising in connection with this Agreement shall be settled final and binding arbitration, in San Francisco, California (unless the arbitrator orders otherwise), in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (which appear at http://www.adr.org/employment) by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. The arbitration decision shall be final, conclusive, and binding on both parties and any arbitration award or decision may be entered in any court having jurisdiction.

(d) Costs. The prevailing party in any such proceeding shall be awarded reasonable attorneys’ fees and costs.

9. TAX MATTERS.

(a) Tax Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(b) Compliance with Section 409A of the Code. The parties intend that this Agreement (and all payments and other benefits provided under this Agreement) be exempt from the requirements of Section 409A of the Code and the regulations and ruling issued thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-l(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments or benefits, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i) No amount payable pursuant to this Agreement on account of Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Executive has incurred a Separation. Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology) as of the date of Executive’s Separation, no amount that constitutes a deferral of compensation which is payable on account of Executive’s Separation shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s Separation or, if earlier, the date of Executive’s death following such Separation. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the Delayed Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(ii) It is the intent of the Company and Executive that any right of Executive to receive installment payments hereunder shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(iii) With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in- kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (C) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(iv) The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

10. MISCELLANEOUS PROVISIONS.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between Executive and the Company with respect to the subject matter hereof, including any prior severance or change of control arrangements that may exist in Executive’s existing employment agreement or otherwise, other than any acceleration of vesting provisions in any restricted stock unit award agreement, share option agreement or otherwise.

(c) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Choice of Law and Severability. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of California without reference to its choice of law principles. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation, then the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(e) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company and Parent by their duly authorized officers, as of the day and year first above written.

..

By:
Name:
Title:

By:
Name:
Title:

EXECUTIVE:

EDWARD REGINELLI

EXHIBIT A

FORM OF RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into by                     (“Employee”) and RHYTHMONE, LLC, on behalf of itself and its affiliates including                     (the “Company”).

Background

A. Employee was an employee-at-will of the Company. The employment relationship between Employee and the Company ended effective                    (the “Termination Date”). Employee, the Company and RHYTHMONE PLC (“Parent”) are parties to the RhythmOne Executive Service Agreement, dated                    (the “Retention Agreement”).

B. Employee and the Company wish to enter into an agreement to clarify and resolve any disputes that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

C. The Company has advised Employee of Employee’s right to consult an attorney before signing this Agreement. Employee has either consulted an attorney of Employee’s choice or has voluntarily elected not to consult legal counsel. Employee understands that Employee is waiving all potential claims against the Company.

D. This Agreement is not, and should not be construed as, an admission or statement by the Company that it has acted wrongfully or unlawfully. The Company expressly denies any wrongful or unlawful conduct. This Agreement may not be used in any forum as evidence of any wrongful or unlawful conduct, or as a precedent of any kind.

Agreements

In consideration of the above, and of the mutual promises contained herein, Employee and the Company agree as follows:

1. Separation Date. Employee’s employment with the Company has terminated effective the Termination Date. Employee has no further employment duties or responsibilities to the Company after the Termination Date.

1. Severance. Consideration for Release, and Benefits. In consideration for the release of claims given by Employee in this Agreement and Employee’s observance of the other terms and conditions of this Agreement, the Company will provide Employee with (a) a lump-sum severance payment of $XXX,XXX, less applicable tax and other authorized payroll deductions (the “Severance Amount”), (b) the health insurance benefit described in Section 4(d) of the Retention Agreement, subject to the conditions described in that Section (the “Health Benefit”), and (c) accelerated vesting of Employee’s equity awards to the extent described in Section 3 of the Retention Agreement, subject to the conditions described in that Section (the “Acceleration Benefit”). Payment of the Severance Amount will be made lump sum in a single check on the Company’s first regular payroll date following both the effective date of this Agreement and the release herein, and Employee has returned all Company property in Employee’s possession or control to the Company, but in no event later than March 15 of the calendar year following the calendar year of Employee’s Separation.

Payment of the Severance Amount and provision of the Health Benefit and Acceleration Benefit, will be in addition to all of the wages and benefits (including payment for any accrued but unused vacation leave) that Employee is entitled to receive as a result of employment with the Company through the Termination Date. All pay and benefits shall cease from and after the Termination Date, except as expressly provided in this Agreement. Employee shall have the right to self-pay for continuation of group health insurance benefits under COBRA after the Termination Date in accordance with the applicable COBRA requirements, and this Agreement shall not affect any vested rights that Employee may have established before the Termination Date under any Company 401(k) plan, share option plan or employee equity incentive plan.

1. Valid Consideration. Employee acknowledges and agrees that payment by the Company of the Severance Amount and provision of the Health Benefit and Acceleration Benefit are not required by any Company policy or procedure, or by any contractual obligation of the Company, but is offered by the Company solely as consideration for this Agreement.

4. No Balances Owed or Wrongful Acts. Employee acknowledges and represents that Employee has been paid all wages, commissions, compensation, benefits, and other amounts and has been provided all leaves of absences and/or other accommodations that any of the Released Parties (as defined below) has ever owed to Employee, except for unpaid amounts or benefits expressly payable under the terms of this Agreement. Employee acknowledges and represents that the Released Parties have not violated or denied Employee any right under the Family Medical Leave Act, the California Family Rights Act or any other federal or state law or statute. All of the factual representations made herein and that induced the Company to enter into this Agreement are true in all material respects.

5. Confidentiality of Trade Secrets and Other Company Information. Employee acknowledges that during employment with the Company, Employee had access to certain information about the Company’s and Parent’s business that is not available to the public or through normal commercial channels, and that derives actual or potential independent economic value from not being generally known to others, or readily ascertainable to them by proper means. Employee acknowledges that Employee has an obligation to protect the confidentiality of such information (including the Company’s and Parent’s trade secrets), and Employee hereby agrees to do so and to continue to abide by the surviving terms of the Company’s Proprietary Information and Inventions Assignment Agreement to which Employee is a party (the “PIIA Agreement”).

6. Return of Property. Employee confirms that Employee either already has turned over to the Company, or will immediately turn over to Company, all files, memoranda, records, credit cards, access devices, passwords, equipment, materials and any other documents, copies or physical property which Employee received from the Company or Parent or from any of their employees, or which Employee personally generated in the course of Employee’s employment with the Company. All such property shall be returned in the same condition as it was originally delivered to Employee, less reasonable wear and tear. Employee agrees to make a diligent search to locate any such documents, property and information. In addition, if Employee has used any non-Company computer, server, or e-mail system to receive, store, review, prepare or transmit any Company or Parent confidential or proprietary data, materials or information, Employee agrees to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company and Parent confidential or proprietary information from those systems. Employee further agrees to provide the Company access to such systems as requested to verify that the necessary copying and/or deletion is completed. Employee’s compliance with the terms of this Paragraph is a condition precedent Employee’s eligibility to receive the Severance Amount, Health Benefit and Acceleration Benefit described above.

7. Confidentiality of this Agreement. Employee agrees to keep the terms of this Agreement (including but not limited to the severance amount) completely confidential, and that Employee will not disclose any information concerning this Agreement or its terms to anyone other than Employee’s immediate family, legal counsel, and/or financial advisors, who will be informed by Employee of and be bound by this obligation of confidentiality.

8. Non-disparagement. Employee agrees that Employee shall not: (a) make any derogatory or disparaging comment, criticism, defamation, or slander of the Released Parties, to the press or any individual or entity regarding the Released Parties, their business strategies, operations or anything that relates to their activities or relationship with Employee; (b) cause any tortious interference with the contracts and relationships of the Company or Parent, or cause damage or harm to the business interests or reputation of Company or Parent; or (c) discuss any matters relating to this termination or Employee’s activities while employed by the Company with any employee, contractor or prospective employee of the Company or Parent.

9. (a) General Release of Claims. Employee hereby releases and forever waives any claims against the Company, Parent and their parents, subsidiaries and affiliated companies, including its and their officers, managers directors, shareholders, affiliates, subsidiaries, managers, employees, agents, employee benefits plans, insurers and representatives (collectively, the “Released Parties”) from any claims that Employee may have that are in any way connected with Employee’s employment with the Company and the termination thereof, whether or not such claims are presently known or unknown to Employee. Employee agrees that this general release includes, but is not limited to, any claims for wages, bonuses, commissions, employment benefits, shares, share options or other equity incentive awards, attorneys’ fees, damages or remedies of any kind whatsoever, that arise out of any contracts, express or implied; any covenant of good faith and fair dealing, express or implied; any duty of reasonable accommodation; any theory of wrongful or unlawful discharge; any legal restriction on the Company’s or Parent’s right to terminate employees or reduce its workforce; or any federal, state or other governmental statute, ordinance or regulation pertaining to the employment relationship. Therefore, this general release includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the New York Human Rights Law, and any other federal, state or local laws concerning employment, civil rights, discrimination or harassment. This general release also includes, but is not limited to, any claims for defamation, infliction of emotional distress, invasion of privacy or other common-law torts, or any other claims for violation of any other legal limitation on the employment relationship. Notwithstanding the foregoing, this Release shall not be construed in any way to waive any rights or benefits that may not be waived pursuant to applicable law including, without limitation, any right to indemnification pursuant to California Labor Code Section 2800 or Section 2802.

This Agreement does not waive or release claims where the events in dispute first arise after the Effective Date of this Agreement, nor, except as provided by Paragraph 12, does it preclude either Employee or the Company from filing a lawsuit for the exclusive purpose of enforcing their respective rights under this Agreement.

Employee represents and warrants that Employee is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released herein, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that Employee has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

(b) Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and that the waiver and release are knowing and voluntary. Employee and the Company agree that the waiver and release do not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least [twenty-one (21)][forty-five (45)]1 days within which to consider this Agreement; (c) Employee has seven (7) days following the execution of this Agreement by the parties to revoke this Agreement (the “Revocation Period”) by giving written, signed and dated notice of revocation to [ENTER CONTACT FOR RECEIPT OF NOTICE OF REVOCATION]; and (d) this Agreement shall not be effective until the Revocation Period has expired without such notice of revocation having been given (such date being referred to herein as the “Effective Date”).

(c) Waiver of Unknown Claims. In giving this release, which includes claims that may be unknown to Employee at present, Employee acknowledges that Employee has read and understands Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.”

Employee expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the release of any unknown claims Employee may have against the Released Parties.

10. No Other Claims. Employee represents that Employee has not filed any complaints, charges or lawsuits against the Company or Parent with any governmental agency or any court. Employee agrees not to initiate, assist or encourage any such actions.

11. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

12. Arbitration. All disputes arising in connection with this agreement shall be settled final and binding arbitration, in San Francisco, California (unless the arbitrator orders otherwise), in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (which appear at http://www.adr.org/employment) by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. The arbitration decision shall be final, conclusive, and binding on both parties and any arbitration award or decision may be entered in any court having jurisdiction. The parties further agree that the prevailing party in any such proceeding shall be awarded reasonable attorneys’ fees and costs. This Section 12 shall not apply to the PIIA Agreement (as defined herein).

13. Applicable Law. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of California without reference to its choice of law principles.

[1]	Twenty-one (21) days for individual termination; forty-five (45) if presented as part of group termination.

14. Entire Agreement. This Agreement (together with the PIIA Agreement) sets forth the entire understanding between Employee and the Company, and it supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with the Company and the termination of their employment relationship. Employee acknowledges that in signing this Agreement, Employee does not rely upon any representation or statement by any representative of the Company concerning the subject matter of this Agreement.

15. Knowing and Voluntary Agreement. Employee represents that Employee has read this Agreement, understands its terms and understands the fact that it releases any claim Employee might have against the Company, Parent and their agents and affiliates. Employee understands that Employee has the right to consult counsel of Employee’s own choice, and Employee represents that Employee has either done so or has knowingly waived the right to do so. Employee enters into this Agreement voluntarily, without duress or coercion from any source.

IT IS SO AGREED:

Print Name:	FOR THE “COMPANY”:

FOR “EMPLOYEE”:

Dated:

Dated: